Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-04171, 333-58024, 333‑90462, 333-90464, 333-115654, 333-115653, 333-04167, and 333-175239 on Form S-8 of our reports dated February 26, 2013,  relating to the consolidated financial statements and financial statement schedules of ICU Medical, Inc. and subsidiaries, and the effectiveness of ICU Medical, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of ICU Medical, Inc. and subsidiaries for the year ended December 31, 2012.

/s/ Deloitte & Touche, LLP

Costa Mesa, California
February 26, 2013